Exhibit 5.1

[LETTERHEAD OF BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ, PC]

July 2, 2010

SurgiVision, Inc.

One Commerce Square, Suite 2550

Memphis, TN 38103

Re:	Registration Statement on Form S-1

(SEC File Number 333-163957)

Ladies and Gentlemen:

We have acted as counsel to SurgiVision, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-1, as amended (the “Registration Statement”), relating to the proposed issuance and sale by the Company of up to 2,875,000 shares of the Company’s common stock, par value $0.01 per share (including 375,000 shares to be subject to the Underwriters’ over-allotment option) (the “Shares”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation, filed as Exhibit 3.1 to the Registration Statement, and Bylaws, filed as Exhibit 3.2 to the Registration Statement, (c) the Company’s Amended and Restated Certificate of Incorporation, filed as Exhibit 3.3 to the Registration Statement, and the Company’s Amended and Restated Bylaws, filed as Exhibit 3.4 to the Registration Statement, each of which shall be in effect upon the closing of the offering contemplated by the Registration Statement, and (d) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below, and we have undertaken no independent verification with respect thereto. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares are duly authorized and, when sold and issued in accordance with the Registration Statement and related prospectus, as amended and supplemented through the date of issuance, will be validly issued, fully paid and non-assessable.

This opinion is being rendered for the benefit of the Company in connection with the matters addressed herein.

Our opinions expressed above are limited to the Delaware General Corporation Law, and we express no opinion with respect to the applicability of any other laws. As used herein, the term “Delaware General Corporation Law” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement.

Very truly yours,
BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ, PC

/s/ Robert J. DelPriore
Robert J. DelPriore, Authorized Representative